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                                                                    EXHIBIT 10.1

                             EMPLOYMENT AGREEMENT
                             (RICHARD A. CABRERA)

  THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of April 15, 1999 (the "Effective Date"), by and between APPLIED VOICE RECOGNITION, INC., a Delaware corporation doing business as e-DOCS.net ("Employer"), and RICHARD A. CABRERA, an individual residing in Knoxville, Tennessee ("Employee").

                                 W I T N E S S E T H:

  WHEREAS, Employer and Employee desire to enter into an agreement regarding Employee's employment with Employer pursuant to the terms and conditions set forth herein;

  NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties covenant and agree as follows:

  1. EMPLOYMENT. Employer hereby employs Employee and Employee hereby accepts employment with Employer on the terms and conditions set forth in this Agreement.

  2. TERM OF EMPLOYMENT. The term of Employee's employment hereunder (the "Term") shall commence as of April 15, 1999 (the "Commencement Date") and shall continue (subject to termination by either Employer or Employee as hereinafter provided) for an initial term (the "Initial Term") expiring on April 14, 2002 (the "Expiration Date"). The Expiration Date shall be automatically extended unless terminated by Employer or Employee for successive one-year periods following the expiration of the Initial Term. If Employer desires to terminate Employee's employment under this Agreement at the end of the Initial Term or at the end of any succeeding one year term, Employer shall give written notice of such desire to Employee at least one month prior to the expiration of the Initial Term or any succeeding one year term. If Employee desires to terminate Employee's employment under this Agreement at the end of the Initial Term or at the end of any succeeding one year term, Employee shall give written notice of such desire to Employer at least one month prior to the expiration of the Initial Term or any succeeding one year term. At the expiration of the then-existing term, Employer shall have no further obligation to Employee other than payment of any earned and unpaid Base Salary (as hereafter defined) under
Section 3(a) and any earned and unpaid Bonus (as hereafter defined) under
Section 3(b), and Employee shall have no further obligation to Employer except as set forth in Sections 7, 8, 9 and 10.

  3.  COMPENSATION AND OTHER BENEFITS.

  a. As compensation for all services rendered by Employee in performance of Employee's duties or obligations under this Agreement, Employer shall pay Employee the following base salary (the "Base Salary"):

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     (1)  for the period from April 15, 1999 until October 15, 1999, a monthly base salary of ELEVEN THOUSAND SIX HUNDRED SIXTY-SEVEN AND NO/100 DOLLARS ($11,667.00); and

     (1) for the period from October 16, 1999 until the Expiration Date, a monthly base salary of TWELVE THOUSAND FIVE HUNDRED AND 00/100 DOLLARS ($12,500.00).

Employee's Base Salary shall be payable in equal semi-monthly installments or in the manner and on the timetable which Employer's payroll is customarily handled or at such intervals as Employer and Employee may hereafter agree to from time to time.

          b.       In addition to receiving the Base Salary provided for in
Section 3(a), Employee shall be entitled to a quarterly bonus equal to twelve and one-half percent (12-1/2%) of his annualized Base Salary as of the end of the applicable quarter (the "Bonus"). References to quarters contained herein shall mean the three months ending March 31, June 30, September 30 and December
31. The Bonus shall be earned if, and only if, Employee has met the criteria set by Employer for the applicable quarter. In connection therewith, Employer agrees that prior to the end of each quarter, it shall set criteria for Employee's Bonus to be earned during the following quarter and shall communicate such criteria to Employee in writing. If Employee successfully meets the criteria established by Employer (in the discretion of Employer), Employer shall pay to Employee the quarterly Bonus within thirty (30) days of the end of the applicable quarter. In the event Employee is employed hereunder for less than a full quarter, Employee shall be entitled to earn a pro rata portion of the Bonus based upon the actual number of days employed hereunder during the quarter as compared to the total number of days in the quarter; however, Employee shall not be entitled to any adjustment in the criteria on account of working less than a full quarter.

          c. Employee shall be entitled to be reimbursed by Employer for all reasonable and necessary expenses incurred by Employee in carrying out Employee's duties under this Agreement in accordance with Employer's standard policies regarding such reimbursements.

          d. Beginning with the Commencement Date, Employee shall be entitled during the Term, upon satisfaction of all eligibility requirements, if any, to participate in all health, dental, disability, life insurance and other benefit programs now or hereafter established by Employer which cover substantially all other of Employer's employees and shall receive such other benefits as may be approved from time to time by Employer.

          e. Employee shall be entitled to receive one week of paid vacation during the Term and following the six-month anniversary of the Commencement Date. During the Term and following the first anniversary of the Commencement Date, Employee shall be entitled to receive two weeks of paid vacation. In addition, Employee shall be entitled to receive paid holidays as enjoyed by all other employees of Employer.

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

          f. Employee shall be entitled to receive paid time off to participate in the minimum annual required amount of continuing professional education required by the American Institute of Certified Public Accountants and the Texas State Board of Accountancy for Employee to maintain his Certified Public Accountant license, which annual participation is estimated to be approximately forty (40) hours.

          g. Employee shall be entitled to reimbursement for (i) the reasonable cost of relocating and moving his household from Knoxville, Tennessee to Houston, Texas and (ii) realtor fees arising out of the sale of his house in Knoxville, Tennessee. The aggregate reimbursement for the foregoing shall not be in excess of $19,500. Employee shall also be entitled reimbursement for temporary living and commuting expenses of up to $1,075.00 per month from the Commencement Date, but in no event shall such payments be made for a period longer than six (6) months after the Commencement Date.

          4.   DUTIES.

          a. Employee that he will relocate to Houston, Texas on or before April 15, 1999. Employee is employed to act as Chief Financial Officer of the Employer or in such other office or position as shall be assigned to Employee from time to time by Employer, and to perform such duties as are commensurate with Employee's position with Employer.

          b. Employee agrees that during the period of employment, Employee shall devote full-time efforts to Employee's duties as an employee of Employer and Employee shall use Employee's best efforts to perform the duties of Employee's position in an efficient and competent manner and shall use Employee's best efforts to promote the interests of Employer and any affiliated companies.

          c. During the period of employment, Employee agrees not to (i) solely or jointly with others undertake or join any planning for or organization of any business activity competitive with the business activities of Employer, and (ii) directly or indirectly, engage or participate in any other activities in conflict with the best interests of Employer.

          d. Employee agrees that during the period of employment Employee shall refer to Employer all opportunities to which Employee might become exposed in carrying out Employee's duties and responsibilities hereunder that relate to voice recognition or medical transcription.

          5. STOCK OPTION PLAN. As a further inducement to Employee to accept employment upon the terms set forth herein and in consideration of Employee's execution of this Agreement, Employee shall be granted options entitling Employee to purchase 210,000 shares of Employer's common stock, par value $0.001 (the "Options"), pursuant to, and Employee shall be entitled to otherwise participate in, that certain Applied Voice Recognition, Inc. 1997 Incentive Plan, as amended from time to time. The granting instrument for the Options will provide, in addition to other terms set forth therein, that (i) the purchase price for the Options shall be the average bid and ask price for Employer's shares of common stock on the NASDAQ OTCBB (or any national securities exchange hereafter listing Employer's common stock) on the

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day prior to the Commencement Date, (ii) one third of the Options (being options to purchase 70,000 shares) will vest on the first anniversary date of the Commencement Date, and (iii) approximately one twenty-fourth (1/24th) of the remaining Options shall vest on the last day of each month following the first anniversary date of the Commencement Date (specifically, options to purchase 5,833 shares on the last day of months one through twenty-three and 5,841 shares on the last day of the twenty-fourth month).

          6. TERMINATION OF EMPLOYMENT. Employee's employment and this Agreement shall terminate upon the earliest to occur of any of the following events (the actual date of such termination being referred to herein as the "Termination Date"):

               a.   The termination of the Agreement pursuant to Section 2.

               b. Employee's employment pursuant hereto shall terminate in the event of the death of Employee.

               c. Employer may terminate Employee's employment under this Agreement for cause without any prior notice (except as set forth in subparagraph (3) below), upon the occurrence of any of the following events:

                    (1) any embezzlement or wrongful diversion of funds of Employer or any affiliate of Employer by Employee;

                    (2) gross malfeasance by Employee in the conduct of Employee's duties;

                    (3) breach of this Agreement and the failure to cure such breach following reasonable notice thereof;

                    (4) gross neglect by Employee in carrying out Employee's duties; or

                    (5) the failure of Employee to be able to perform Employee's duties hereunder for a period of not less than ninety (90) days by reason of disability. For purposes of this Agreement, Employee shall be deemed to have become disabled when the Board of Directors of Employer, upon the advice of a qualified physician, shall have determined that Employee has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing Employee's duties under this Agreement. Before making any termination decision pursuant to this Section 6(c)(5), the Board of Directors of Employer shall determine whether there is any reasonable accommodation (within the meaning of the Americans with Disabilities Act) which would enable Employee to perform the essential functions of Employee's position under this Agreement despite the existence of any such disability. If such a reasonable accommodation is possible, Employer shall make that accommodation

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          and shall not terminate Employee's employment hereunder based on such disability.

          d. If Employee's employment is terminated for any of the reasons specified in Section 6(b), (c) or (e), Employer shall no longer be obligated to make the payments specified under Section 3 or to pay to Employee any other compensation or benefits whatsoever, except as may otherwise be provided in Section 6(e). Notwithstanding the foregoing, if for any reason Employee's employment is terminated hereunder, any compensation payable under Sections 3(a) or 3(b) which shall have been earned but not yet paid shall be paid by Employer to Employee or Employee's estate, as the case may be.

          e. Employer shall have the right to terminate Employee's employment hereunder without prior notice and without cause; provided, however, in such event, Employee shall continue to receive his Base Salary for six (6) months following the date of such termination. In such event, Employee shall not be eligible to receive the Bonus for any quarter beyond the quarter in which Employee's employment is terminated. If this Agreement is terminated by Employer under this Section 6(e), any Options that would otherwise vest on or before the next vesting period (be it annual or monthly) shall automatically become fully vested immediately upon termination; however, any additional unvested Options shall be cancelled upon termination. Notwithstanding the foregoing, the prior provisions of this Section 6(e) shall be void and of no force or effect in the event of (i) the sale of substantially all of the assets of Employer, (ii) the merger of Employer into another entity, or (iii) the merger of another entity into Employer if, as a result of any transaction described in clause (i), (ii) or (iii), the shareholders of Employer do not control a majority of the shares of the surviving entity. In the event of any such sale or merger, any of the Options that have not yet vested shall immediately vest.

     7.   INVENTIONS AND CREATIONS BELONG TO EMPLOYER.

          a. Any and all inventions, discoveries, improvements or creations (collectively, "Creations") which Employee has conceived or made or may conceive or make during the period of employment in any way, directly or indirectly, connected with Employer's business shall be the sole and exclusive property of Employer. Employee agrees that all copyrightable works created by Employee or under Employer's direction in connection with Employer's business are "works made for hire" and shall be the sole and complete property of Employer and that any and all copyrights to such works shall belong to Employer. To the extent any of the works described in the preceding sentence are not deemed to be "works made for hire," Employee hereby assigns all proprietary rights, including copyright, in these works to Employer without further compensation.

          b. Employee further agrees to (i) disclose promptly to Employer all such Creations which Employee has made or may make solely, jointly or commonly with others during the period of employment to the extent connected with Employer's business, (ii) assign all such Creations to Employer, and (iii) execute and sign any and all applications, assignments or other instruments which Employer may deem necessary in order to enable Employer, at Employer's expense, to apply for, prosecute and obtain copyrights, patents or other proprietary

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rights in the United States and foreign countries or in order to transfer to
Employer all right, title and interest in said Creations.

          8. CONFIDENTIALITY; OWNERSHIP OF INFORMATION. Employer promises that Employer will, during the Term, provide Employee with access to such Confidential Information (as defined in Section 8(a)) owned by Employer and that is used in the operation of Employer's business as reasonably necessary to allow Employee to perform Employee's obligations hereunder. Employee acknowledges that Employer has agreed to provide Employee with a definite term of employment and with access to such Confidential Information of Employer during that term of employment.

          a. DEFINITION. For purposes of this Agreement, "Confidential Information" means any and all information relating directly or indirectly to Employer that is not generally ascertainable from public or published information or trade sources and that represents proprietary information to Employer, excluding, however, (i) Employees' business contacts, (ii) information already known to Employee prior to Employee's employment with Employer, and
(iii) information required to be divulged in any legal or administrative proceeding in which Employee is involved. Confidential Information shall consist of, for example, and not intending to be inclusive, (A) software (source and object codes), algorithms, computer processing systems, techniques, methodologies, formulae, processes, compilations of information, drawings, proposals, job notes, reports, records and specifications, and (B) information concerning any matters relating to the business of Employer, any of its customers, prospective customers, customer contacts, licenses, the prices it obtains or has obtained for the licensing of its software products and services, or any other information concerning the business of Employer and Employer's good will.

          b. NO DISCLOSURE. During the Term and at all times thereafter, Employee shall not disclose or use in any manner, directly or indirectly, and shall use Employee's best efforts and shall take all reasonable precautions to prevent the disclosure of, any such trade secrets or other Confidential Information, except to the extent required in the performance of Employee's duties or obligations to Employer hereunder or by express prior written consent of a duly authorized officer or director of Employer (other than Employee).

          c. OWNERSHIP OF INFORMATION. Such Confidential Information is and shall remain the sole and exclusive property and proprietary information of Employer or Employer's customers, as the case may be, and is disclosed in confidence by Employer or permitted to be acquired from such customers in reliance on Employee's agreement to maintain such Confidential Information in confidence and not to use or disclose such Confidential Information to any other person except in furtherance of Employer's business.

          d. RETURN OF MATERIAL. Upon the expiration or earlier termination of this Agreement for any reason, Employee shall immediately turn over to Employer all documents, disks or other magnetic media, or other material in Employee's possession or under Employee's control that (i) may contain or be derived from Creations or Confidential Information, or (ii) are connected with or derived from Employee's services to Employer.

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Employee shall not retain any Confidential Information in any form (e.g., computer hard drive, microfilm, etc.) upon the expiration or earlier termination of this Agreement.

          9. NONCOMPETE; WORKING FOR COMPETITOR. In consideration of Employee's employment by Employer, Employee will not, at any time during the Term or at any time for twenty-four (24) months subsequent to any termination of Employee's employment pursuant to the provisions of Section 6(c) or the voluntary termination of employment by Employee pursuant to Section 2, directly or indirectly, within the United States, for Employee's own account or on behalf of any direct competitors of Employer, engage in any business or transaction involving (i) the design, installation, integration, service or consulting with respect to voice recognition software designs and applications, or (ii) the transcription of medical records (whether as an employee, employer, independent contractor, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity), without the prior written consent of Employer, which consent may be withheld by Employer in Employer's sole and absolute discretion.

          10. NON-SOLICITATION OF EMPLOYEES. During the Term and for a period of twenty-four (24) months after the date of termination of employment, Employee will not in any way, directly or indirectly (i) induce or attempt to induce any employee of Employer to quit employment with Employer; (ii) otherwise interfere with or disrupt Employer's relationship with its employees; (iii) solicit, entice or hire away any employee of Employer; or (iv) hire or engage any employee of Employer or any former employee of Employer whose employment with Employer ceased less than one year before the date of such hiring or engagement. Employee acknowledges that any attempt on the part of Employee to induce others to leave Employer's employ, or any effort by Employee to interfere with Employer's relationship with its other employees would be harmful and damaging to Employer.

          11. EMPLOYEE'S ACKNOWLEDGEMENT. It is the express intention of Employee and Employer to comply with sections 15.50 et seq. of the Texas Business and Commerce Code in effect as of the date of execution hereof. Employee stipulates that the provisions of this Agreement are not oppressive or overly burdensome to Employee and will not prevent Employee from earning an income following termination of this Agreement. Employee warrants and represents that:

          a. Employee is familiar with non-compete and non-solicitation covenants;

          b. Employee has discussed or acknowledges the opportunity to discuss the provisions of the non-compete and non-solicitation covenants contained herein with Employee's attorney and has concluded that such provisions (including, without limitation, the right to equitable relief and the length of time provided for herein) are fair, reasonable and just under the circumstances;

          c. Employee is fully aware of the obligations, limitations and liabilities included in the non-compete and non-solicitation covenants contained in this Agreement;

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          d.        The scope of activities covered hereby are substantially
similar to those activities to be performed by Employee under this Agreement;

          e. The twenty-four (24) month non-compete and non-solicitation period is a reasonable restriction, giving consideration to the following factors: (1) Employee and Employer reasonably anticipate that this Agreement, although terminable under certain provisions, will continue in effect for sufficient duration to allow Employee to attain superior bargaining strength and an ability for unfair competition with respect to the customers covered hereby;
(2) the duration of the twenty-four (24) month non-compete and non-solicitation period is a reasonably necessary period to allow Employer to restore its position of equivalent bargaining strength and fair competition with respect to those customers covered hereby; and (3) historically, employees of all types have remained with Employer for a duration of longer than the duration of the twenty-four (24) month non-compete and non-solicitation period; and

          f. The limitations contained in this Agreement with respect to geographic area, duration and scope of activity are reasonable; however, if any court shall determine that the geographic area, duration or scope of activity of any restriction contained in this Agreement is unenforceable, it is the intention of the parties that such restrictive covenants set forth herein shall not thereby be terminated, but shall be deemed amended to the extent required to render such covenants valid and enforceable.

          12. REMEDIES; INJUNCTION. In the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Employee agrees that Employer, in addition to and not in limitation of any other rights, remedies or damages available to Employer at law or in equity, shall be entitled to a permanent injunction without the necessity of proving actual monetary loss in order to prevent or restrain any such breach by Employee or by Employee's partners, agents, representatives, servants, employees and/or any and all persons directly or indirectly acting for or with Employee. It is expressly understood between the parties that this injunctive or other equitable relief shall not be Employer's exclusive remedy for any breach of this Agreement, and Employer shall be entitled to seek any other relief or remedy which it may have by contract, statute, law or otherwise for any breach hereof.

          13. ARBITRATION. The parties agree that all disputes or questions arising in connection with this Agreement and/or the termination of Employee's employment hereunder shall be settled by a single arbitrator pursuant to the rules of the American Arbitration Association in the City of Houston, Texas, and the award of the arbitrators shall be final, non-appealable, conclusive and enforceable in a court of competent jurisdiction; provided, however, notwithstanding the foregoing, in no event shall any dispute, claim or disagreement arising under Sections 7, 8, 9 and 10 of this Agreement that requires injunctive or other equitable relief be required to be submitted to arbitration pursuant to this provision or otherwise.

          14. NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Employer and Employee as follows:

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     If to Employer, at:         Applied Voice Recognition, Inc.
                                 4615 Post Oak Place, Suite 111
                                 Houston, Texas  77027
                                 Attention:  President
                                 Facsimile No.:  (713) 621-5870

     with a copy to:             Boyar, Simon & Miller
                                 4265 San Felipe, Suite 1200
                                 Houston, Texas  77027
                                 Attention:  J. William Boyar, Esq.
                                 Facsimile No.:  (713) 552-1758

     or, if to Employee, at:     Mr. Richard A. Cabrera
                                 10721 Wood Oak Court
                                 Knoxville, Tennessee 37922

Notices shall be deemed properly delivered and received when and if either: (i) personally delivered; (ii) delivered by nationally-recognized overnight courier;
(iii) when deposited in the U.S. Mail, by registered or certified mail, return receipt requested, postage prepaid; or (iv) sent via facsimile transmission with confirmation mailed by regular U.S. mail. Any party may change its notice address for purposes hereof to any address within the continental United States by giving written notice of such change to the other parties hereto at least fifteen days prior to the intended effective date of such change.

          15. SEVERABILITY. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Employer and Employee shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all the remaining provisions of this Agreement shall remain in full force and effect.

          16. ASSIGNMENT. This Agreement may not be assigned by any party without the prior written consent of the other parties.

          17. BINDING AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective legal representatives, heirs, successors and permitted assigns.

          18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

          19. ATTORNEYS FEES. In the event of any dispute between the parties regarding this Agreement, the prevailing party shall be entitled to be reimbursed for such prevailing party's attorneys fees and costs of court (or cost of arbitration, as applicable) by the non-prevailing party.

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          20.  AGREEMENT READ, UNDERSTOOD AND FAIR.  Employee has carefully read and considered all provisions of this Agreement and agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of Employer.

          21. SUBJECT TO BOARD APPROVAL. This Agreement is subject to approval of the Board of Directors of Employer. In connection therewith, Employer agrees to submit this Agreement for approval to its Board of Directors on or before April 30, 1999, and to advise Employee promptly following such meeting as to whether this Agreement was approved. In the event this Agreement is not approved on or before such date, this Agreement shall be void and of no further force or effect.

          IN WITNESS WHEREOF, the parties have executed this Agreement on this ____ day of April, 1999, effective as of the Effective Date.

                         EMPLOYER:

                         APPLIED VOICE RECOGNITION, INC., a Delaware corporation
                              d/b/a e.DOCS.net


                         By:
                            ----------------------------------------
                            Robin P. Ritchie, President


                         EMPLOYEE:


                         -------------------------------------------
                         RICHARD A. CABRERA

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